                                                                   EXHIBIT 10.17



                               LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("Agreement") is made and entered into this 13th day of July, 1998 (the "Effective Date'), by and between Empower Health Corporation, located at 3006 Longhorn Boulevard, Suite 105, Austin, Texas ("Empower Health Corporation"), and Maltum Information Services, Inc., located at 3200 Cherry Creek South Drive, Suite 300, Denver, Colorado 80209 ("Multum"), a wholly-owned subsidiary of Cerner Corporation ("Cerner").

                                  BACKGROUND

Empower Health Corporation is in the business of providing patient-centric, health care tools via the Internet to the consumer market. Multum is in the business of providing expert clinical information services to the healthcare industry. The parties desire to enter into a non-exclusive relationship whereby Empower Health Corporation will embed Multum's SDK drug information service together with all Updates (as defined below) (the "Service"), described in Exhibit A, as an integral part of Empower Health Corporation's Dr. Koop's Community(TM) ("Dr. Koop's Community"), described in Exhibit B (and all future releases and modifications), which will be accessible via the Internet (the "Integrated Service") and made Available to Empower Health Corporation's licensed users ("End-Users"). The "Integrated Service" shall include the Service as made available through Dr. Koop's Community.

In consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   TERM

     The initial three (3) year term ("Initial Term") of this Agreement will commence on the Effective Date and will automatically renew for two (2) successive one (1) year periods thereafter ("Renewal Terms"), unless prior written notice of termination is provided by either party not less than sixty (60) days prior to or thirty days (30) after the end of the then current term. The Initial Term and any Renewal Terms are referred to herein as the "Term."

2.   LICENSE GRANT

     A. Multum hereby grants to Empower Health Corporation a non-exclusive non-transferable license to use the Service in the United States during the Term of this Agreement in the manner contemplated by this Agreement. This license shall include but not be limited to the right to: (i) copy the Service for use and distribution by Empower Health Corporation to End-Users, solely as permitted by this Agreement; (ii) use the Service for internal purposes in a non-clinical setting for backup, archival, support, testing, training and demonstration purposes; (iii) install the Service through "Dr. Koop's Community" for each Empower Health Corporation End-User; (iv) license/sublicense the Service to Empower Health Corporation's End-Users; (v) market and demonstrate the Service to End-

----------

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


Empower Health Corporation          License Agreement             7/16/98      1

         Users or potential End-Users of "Dr. Koop's Community," and (vi) advise End-Users or potential End-Users to the availability of the Service through "Dr. Koop's Community."

         The Service is for use by Empower Health Corporation only as contemplated by this Agreement. Empower Health Corporation shall not, other then as specifically contemplated by this Agreement, knowingly cause or permit others to copy, duplicate, redistribute, loan, rent, retransmit, publish, license or sublicense or otherwise transfer, or commercially exploit, the Service or the Integrated Service, in whole or part. Empower Health Corporation shall not, and shall not knowingly cause or permit others to, prepare derivative works or incorporate the Service, in whole or part, in any other system or work or reverse engineer, decompile, disassemble, decrypt, translate, alter, adapt or modify the Service or the Integrated Service, in whole or part, other than as is specifically contemplated by this Agreement.

     B. The parties acknowledge that the Integrated Service is made available freely on-line via the Internet and that End-Users may access the Integrated Service without restriction (subject to the provisions of Section 3 herein).

     C. The parties agree that this license grant does not extend for use of the Service as part of a bundled package sold by Empower Health Corporation ("Interactive Care Community," or such other name as Empower Health Corporation may call it) to any entity, relative to "Dr. Koop's Community" co-branded web site sales (or a similar bundled package sale). The parties agree to mutually negotiate in good faith a separate fee and payment structure that will cover a license grant for use of the Service as part of an "Interactive Care Community." In the event the parties are unable to agree on a mutually acceptable fee and payment structure, access to the Service on "Dr. Koop's Community" shall be deleted as part of such bundled package sale.

3.   RESPONSIBILITIES OF EMPOWER HEALTH CORPORATION

     Subject to the terms and conditions stated herein, Empower Health Corporation will:

     A. Pay all fees set forth in Schedule II attached hereto, along with any taxes relating thereto.

     B. Provide to and support the use of (subject to Multum's obligation as set forth in Schedule I of this Agreement) the Integrated Service by Empower Health Corporation End-Users during the term of this Agreement at its own expense in accordance with Empower Health Corporation's standard terms and conditions applicable to End-Users.

     C. Include the Service as part of the Integrated Service in sales to all End-Users of "Dr. Koop's Community," in exchange for payment of the fees set forth in Schedule II of this Agreement; provided, however, that Multum acknowledges

Empower Health Corporation          License Agreement             7/16/98      2
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         that any End-User not wishing to use the Service may request Empower
         Health Corporation to exclude the Service from the license or turn off its functionality.

     D. Provide to Multum quarterly usage (including number of users and number of times used), marketing and demographic information ("Usage Data') for End-Users, of the Integrated Service. Usage Data is defined as the number of interactions with the Service and the number of data sheets per drug requested by End-Users. Both parties agree that disclosure of Usage Data shall be subject to all applicable laws related to privacy and confidentiality.

     E. Provide to Multum identification of any End-User usage pattern for the Integrated Service that is an outlier to the average usage pattern.

     F. Ensure that the license or use agreements to which End-Users adhere ("On-Line Service Agreement") shall provide for the use of the Integrated Service.

     G. Empower Health Corporation will receive from Multum delivery of Service drug updates, enhancements, material clinical updates and new versions ("Updates"). Empower Health Corporation is responsible for prompt delivery of such Updates to End-Users.

     H. Include in all forms of the Integrated Service, whether it be displayed electronically or printed, the Service text without modification and in its entirety as provided to by Multum,

     I. Include Multum's copyright notice on the first page of any text or reports printed that involve data or functionality from the Service, as follows: "Copyright (appropriate year) Multum Information Services, Inc."

     J. Provide to the End-User, upon first use, the language found in Exhibit C ("End-User Service Agreement") regarding Multum's warranty of the Service and limitation of damages, or such language as is modified from time to time by Multum. Empower Health Corporation shall have the right to approve and/or modify such language insofar as it refers to Empower Health Corporation's products or services. Any such modifications shall be made only with the prior written approval of Multum. The parties agree that the language to be included shall clearly specify that the Service and "Dr. Koop's Community" are separate products provided by separate entities.

     K. Provide to the End-User the following language ("End-User Service Advisory"), at the bottom of each page of the Service, in connection with any use of the Integrated Service.

               "Every effort has been made to ensure that the information provided by Multum is accurate, up-to-date, and complete, but no guarantee is made to that effect. In addition, the drug information contained herein may be time sensitive

Empower Health Corporation          License Agreement             7/16/98      3
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               and should not be utilized as a reference resource beyond date hereof.

               Multum's drug information does not endorse drugs, diagnose patients, or recommend therapy. Multum's drug information is a reference resource designed as supplement to, and not a substitute for, the expertise, skill, knowledge and judgment of healthcare practitioners in patient care. The absence of a warning for a given drug or drug combination in no way should be construed to indicate that the drug or drug combination is safe, effective or appropriate for any given patient.

               Multum Information Services, Inc. does not assume any responsibility for any aspect of healthcare administered with the aid of information Multum provides.

               Copyright 1998 Multum Information Services, Inc. The information contained herein is not intended to cover all possible uses, directions, precautions, warnings, drug interactions, allergic reactions, or adverse effects. If you have questions about the drugs you are taking, check with your doctor, nurse, or pharmacist."

     L. Provide End-User warranties relating to those portions of the Integrated Service as are comprised of "Dr. Koop's Community" and warrant any work performed by Empower Health Corporation as required under the terms of this Agreement .

     M. Be responsible for all third-party license fees for software necessary to run the Integrated Service, as may be required for proper implementation.

4.   EXTERNAL COMMUNICATIONS AND MARKETING MATERIALS

     All materials developed by Empower Health Corporation and/or Multum for marketing, distribution, public relations and promotion of the relationship with the other party, must first be approved by the other party, which approval shall not be unreasonably withheld and provided in a mutually agreeable format. Review of materials by both parties will occur within ten (10) business days of receipt of the marketing materials by the other party. All marketing materials referencing the Integrated Service for distribution to End-Users shall be submitted to the other party for approval prior to such distribution, which approval shall not be unreasonably withheld. Multum will provide pre-approved marketing materials and text which, if used by Empower Health Corporation in their entirety, will not require further approval. All such materials shall be deemed to have been received within three (3) days after mailing to the address set forth in Section 14 below.

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5.   CONTRACT/LICENSE

The On-Line Service Agreement, purchase order and billing for the Integrated Service will be between the End-User and Empower Health Corporation and Multum shall have no liability or obligation to such End-User except as expressly provided in this Agreement. Empower Health Corporation shall indemnify, defend and hold Multum and its officers, directors, parent company and agents harmless from any claims, liabilities, obligations. judgments, causes of actions, costs and expenses (including reasonable attorney's fees) of an End-User relating to such On-Line Service Agreement, purchase order or billing (unless such claims relate solely to the Service and/or Multum's actions or omissions).

6.   OWNERSHIP AND USE

     A. This Agreement pertains to the license of rights to use software, and does not provide for the sale or other transfer of title to software.

     B. Empower Health Corporation has and will have exclusive title to and ownership of all of its products, including "Dr. Koop's Community" and of all of its sub-parts and components, and of all modifications, alterations, customizations, or revisions thereof, and of all software, source code, and trade secrets, and proprietary research, equations, screens, techniques, methodology, analysis programming or know-how thereof.

     C. Multum has and shall have exclusive title to and ownership of all of its products, including the Service and of all of its sub-parts and components, and of all updates, modifications, alterations, customizations, or revisions thereof, and of all software, source code, and trade secrets, and proprietary research, equations, screens, techniques, methodology, analysis, programming or know-how thereof.

     D. Each party retains all rights not expressly granted herein. Nothing in this Agreement constitutes a waiver of either party's rights to its property under U.S. Copyright laws, under any other federal or state law, or under the laws of any other country or territory. Neither party has any right, permission or license to use or disclose any of the other party's products or confidential information, including "Dr. Koop's Community," the Service or any sub-part, component, module, modification or output thereof, or associated information or product, other than as is expressly set forth in this Agreement or as is subsequently agreed to by the parties in writing. This Agreement shall not result in either party's being obligated to grant the other party any other rights in any product, program, software or business entity.

7.   WARRANTY, INDEMNITY AND DAMAGE LIMITATION

     A.  Warranty and Indemnity Regarding Licensed Software

         1. Multum warrants that it has authority to grant Empower Health Corporation a license to use the Service as contemplated by this Agreement. Multum also warrants that it shall deliver the Service free

Empower Health Corporation          License Agreement             7/16/98      5
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             from the rightful claims of any third party for infringement of
             U.S. patents, trademarks and copyrights.

         2. Empower Health Corporation's exclusive remedy with respect of breach of the foregoing warranties shall be that Multum will hold Empower Health Corporation harmless and defend at Multum's own expense, and will pay the costs and damages incurred by Empower Health Corporation and/or made in settlement or awarded as a result of, any action brought against Empower Health Corporation based on an allegation of such infringement with respect to any item of the Service. If Multum is notified promptly by Empower Health Corporation in writing of any such action or allegation of infringement, and if Multum shall have had sole control of the defense of any such action and all negotiations for its settlement or compromise.

         3. Multum shall not have any obligation to Empower Health Corporation under any provision in this Section 7.A if the alleged infringement claim is (i) based upon the use of the Service in a manner or environment, or for any purpose, for which Multum did not design or license it or (ii) based on information incorporated into the Service by Empower Health Corporation or (iii) the result of a modification or addition made by Empower Health Corporation. Multum disclaims all other liability for violation, misappropriation or infringement of intellectual property rights, including but not limited to incidental and consequential damages.

     B.  Software Warranty

         1. Multum warrants that all services provided to Empower Health Corporation shall be performed in a competent and workmanlike manner and the Service as delivered to Empower Health Corporation meets and shall continue to meet substantially all functionality described herein as Exhibit A in all material respects and the Service will be substantially free from defects in materials and workmanship when operated in accordance with the documentation and intended use as contemplated by this Agreement.

         2. Empower Health Corporation warrants that all services provided to End-Users shall be performed in a competent and workmanlike manner and the Integrated Service as delivered to End-Users will perform in accordance to documentation for as long as Empower Health Corporation supports End-User.

     C.  Limitation of Damages

         Except in the case of fraud or willful misconduct by a party, the parties agree that in the event that either party brings a claim or action against the other party arising out of the terms of this Agreement, in no event shall either party be liable

Empower Health Corporation          License Agreement             7/16/98      6
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         to the other party for special, punitive, exemplary, indirect, incidental or consequential damages, whether or not such damages are foreseeable, and irrespective of the theory or cause of action upon which the damages might be based.

8.   FORCE MAJEURE

     Neither Empower Health Corporation nor Multum shall have the responsibility for any delay or failure of performance resulting from causes beyond its control and without its fault or negligence.

9.   TERMINATION

     A.  This Agreement and License shall terminate upon the earlier of:

         1.  Termination by either party in accordance with the provisions of
             Section 9.B below; or

         2. A party's failure to comply with any material provision of this Agreement in which case termination shall be subject to the provisions of Section 9.C below.

     B. Either party may terminate this Agreement and the license granted hereunder by giving written notice of the intended termination to the other party in accordance with the provisions of Section 1 of this Agreement. Giving written notice in accordance with the provisions of
         Section 14 below shall effect such termination.

     C. If either party fails or becomes unable to observe or perform a material contractual obligation under this Agreement, the non-defaulting party may give written notice to the non-performing party specifying the material failure. The non-performing party shall have thirty (30) days from the date the non-defaulting party notified it of the material failure in which to cure the default or remedy the inability to perform. If said party is unable to do so, the other party may terminate this Agreement upon the expiration of the thirty (30) day period by giving written notice of said termination in accordance with the provisions of Section 14 below.

     D. Upon termination of this Agreement by Multum pursuant to the provisions of Section 9.C herein, or Schedule II, 1.A, each party shall, within ten (10) business days, return to the other party, at its own expense, all documents, software and other materials or deliverables (including all copies of manuals, demo units and client lists) received from the other party or containing any of the other party's products or trade secret, in whole or in part (and all copies thereof), and shall certify in writing to the other party that all such materials have been so returned. Each party shall also delete all electronically stored versions of the other party's software and/or products and destroy all copies of such software and/or products, and shall certify in writing to the other party that this has been done. Empower Health Corporation will prevent further End-User access to the Service and remove the Service from "Dr. Koop's Community."

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         All such certifications shall be provided within thirty (30) days of the date of termination of the Agreement.

     E. Except in the case of termination of this Agreement by Multum pursuant to the provisions of Section 9.C herein, Empower Health Corporation retains the right to continue to support End-User use of and access to the Integrated Service for a period of sixty (60) days. Fees owed to Multum for use of the Service shall continue to be paid during this period. Upon the expiration of the sixty (60) day period, Empower Health Corporation shall delete the Service from "Dr. Koop's Community," thus preventing End-User use of and access to the Service.

     F. Upon termination of this Agreement by either party, payment for services performed by Multum, license fees and expenses incurred through the date of termination shall become immediately due and payable by Empower Health Corporation to Multum.

10.  ARBITRATION

     The parties shall submit any dispute under this Agreement to binding arbitration in Denver, Colorado under the then-prevailing rules of the American Arbitration Association. Judgment upon any award in such arbitration may be entered and enforced in any court of competent jurisdiction.

11.  CONFIDENTIALITY

     A.  Multum and Empower Health Corporation

         1. Each party hereto shall hold, and cause its respective officers, directors, employees, stockholders, consultants and advisors (collectively, "party representatives") to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law or judicial decree, all written documents and information concerning the other party furnished to it by any other party or its party representatives in connection with the parties' respective duties and obligations contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished,
             (ii) in the public domain through no fault of such party, (iii) later lawfully acquired from other sources by the party to which it was furnished), or (iv) independently developed by or for the receiving party without any use of the confidential information of the disclosing party. Neither party shall release, or disclose to any other person or entity (or otherwise use) such information except strictly in connection with the parties' duties and obligations contemplated hereby.

         2. Notwithstanding the foregoing, nothing in this Section 11 shall prohibit the parties from disclosing the Integrated Service, associated End-User

Empower Health Corporation          License Agreement             7/16/98      8
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             documentation and sales and marketing materials to End-Users of the
             Integrated Service its contemplated by this Agreement.

         3. Due to the sensitive nature of Multum's pricing, Empower Health Corporation shall only disclose the fees paid to Multum for the Service on a need to know basis to Empower Health Corporation employees who have confidentiality agreements with Empower Health Corporation and shall require such employees to treat such fees confidentially. Empower Health Corporation shall not otherwise disclose the fees to Empower Health Corporation End-Users or any other parties.

         4. The fact that either party has entered into agreements, including this Agreement, concerning the use or license of any of its products shall not be deemed to place any confidential information or trade secret of that party in the public domain or to cause the same to be considered to be public knowledge.

         5. The receiving party shall notify the disclosing parry of the identity of any consultant or independent contractor to whom the receiving party wishes to disclose any of the disclosing party's Confidential Information. The receiving party agrees not to disclose the disclosing party's confidential information to any consultant and/or independent contractor without the prior written consent of the disclosing party and unless and until such consultant or independent contractor has signed a Confidentiality Agreement in a form acceptable to the disclosing party,

         6. Each party's obligations under this Section 11 shall survive the termination and/or the full performance of this Agreement.

         7. Empower Health Corporation understands that Cerner (including its affiliates) may be in a business similar to or the same as Empower Health Corporation. Cerner (including its affiliates) and Empower Health Corporation may already have developed, be in the process of developing, or plan to develop products, services and information similar to those owned or developed by the other. Nothing contained herein shall be construed to prohibit either Cerner (including its affiliates) or Empower Health Corporation from so doing as long as it does so independently and without using confidential information disclosed by the other hereunder.

12.  SEVERABILITY

     If any provision of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable or illegal, then the remaining terms and provisions of this Agreement shall remain in full force and effect and such unenforceable or illegal provision shall be deemed stricken for so long as it remains unenforceable or illegal.

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13.  GENERAL

     A. This Agreement constitutes the entire agreement of Empower Health Corporation and Multum with respect to the subject matter hereof and supersedes all other prior and contemporary agreements and understandings regarding the subject matter hereof. No provision of this Agreement may be terminated, modified or waived unless such termination, modification or waiver is set forth in writing executed by authorized representatives of Empower Health Corporation and Maltum.

     B. This Agreement and the license issued hereunder shall be binding upon and inure to the benefit of the parties, their respective successors and/or assigns. This Agreement and the license issued hereunder shall not be assigned without prior written consent of the other party, and any attempted assignment shall be void without such written consent. Such consent will not be unreasonably withheld.

     C. The terms of this Agreement shall in all respects be governed by, construed, and interpreted in accordance with the laws of the State of Colorado without regard to the conflict of laws principles thereof.

     D. Empower Health Corporation and Multum agree that as Multum adds new product/service(s) to its consumer-focused product line to be made available to third parties, the new product/service(s), upon approval by both parties, may be incorporated, by addendum, as part of the Integrated Service offered pursuant to this Agreement along with any fees associated with such products and/or services.

     E.  Each party represents and warrants that it:

         1. Is not subject to, and will not assume, any obligation inconsistent with its obligations hereunder; and

         2. Is not subject to any restriction that is violated by any disclosure of information it makes or receives hereunder.

     F. Each party warrants and affirms that the person signing this Agreement on behalf of that party is duly authorized and empowered by that party to do so, and that such person has the right and the authority to bind that party to this Agreement.

     G. This Agreement may be executed in several counterparts and may be executed by different parties on different counterparts, all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties,

     H. The Headnotes throughout this Agreement are for convenient reference only, and shall in no way be deemed to limit, modify, or add to the interpretation, construction or meaning or any provision of this Agreement.

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     I.  In performing their obligations hereunder, the parties are acting as separate and independent entities and neither party is an agent or employee of the other party. This Agreement shall not be interpreted so as to cause either party to be responsible to any third party for the acts, omissions or products of the other party.

14.  NOTICES

     All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered, or three (3) days after mailing, if mailed by registered or certified mail, postage prepaid, addressed as follows:

     If to Empower Health Corporation:

          3006 Longhorn Boulevard, Suite 105
          Austin, Texas 78758
          Fax:______________________________
          Attn:_____________________________

     If to Multum Information Services, Inc.:

          Multum Information Services, Inc.
          3200 Cherry Creek South Drive
          Suite 300
          Denver, Colorado 80209
          Fax:  303-733-4434
          Attn:  Managing Director

Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

IN WITNESS WHEREOF, Empower Health Corporation and Multum have executed this Agreement this ____ day of July, 1998.

Executed on behalf of                    Executed on behalf of
Empower Health Corporation               Multum Information Services, Inc.

By: \s\ Donald Hackett                   By: \s\ Clifford W. Illig
   ------------------------------           ------------------------------

Name: Donald Hackett                     Name: Clifford Illig
     ----------------------------             ----------------------------

Title: Chief Executive Officer           Title: President
      ---------------------------              ---------------------------

Empower Health Corporation          License Agreement             7/16/98     11
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                               SCHEDULE I -BASIC
                         CORPORATE SERVICE AND SUPPORT

1. Multum will provide the following Corporate Service and Support services to Empower Health Corporation (subject to the Corporate Service and Support fees set forth in Schedule II of this Agreement).

     A. During the Initial Term of this Agreement, Maltum shall provide the following Corporate Services and Support:

--------------------------------------------------------------------------------
     Emergency Technical Support           24 hours per day, 7 days per week
--------------------------------------------------------------------------------

     B. During the Term of the Agreement, Consulting Services will be available from Multum, upon request by Empower Health Corporation at a rate of * * * . All travel and living expenses related to providing the requested Consulting Services will be the responsibility of Empower Health Corporation. * * *

     C. Multum will provide a twenty-four (24) hour telephone support hotline. In the event that the Service is unavailable to Dr. Koop's Community through reasons that are solely controlled by Multum, Multum agrees to remedy the problem within a forty-eight (48) hour period from the time of notification.

2.   Optional Corporate Service and Support Package:

     In addition to the foregoing services, Empower Health Corporation may elect to purchase from Multum the following optional services on an annual basis for an additional * * * .

          8 hours of training
          12 hours of customer support/consulting

     If elected, please initial and date



------------------------------                          -----------------------
Empower Health Corporation                              Date


--------------------

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                            SCHEDULE II - BASIC SDK
                               FEES AND PAYMENTS

1.   FEES

     A.  Basic SDK License Fees:
         Based on the provision of Section 3.A herein, the license fee for Empower Health Corporation * * * . The parties agree to mutually negotiate in good faith (within six (6) months of the Effective Date) a transaction license fee derived from Usage Data provided by Empower Health Corporation to Multum pursuant to the provisions of Section 3.D of the Agreement, which will be used in calculating license fees to be applied for use of the Service for the following twelve months. Within 30 days of the end of each subsequent twelve month period, the parties agree to mutually negotiate in good faith a transaction fee for the following twelve month period. In the event the parties are unable to mutually agree on a transaction fee for any period, either party may terminate the Agreement with 30 days' notice in accordance with provisions in Section 14 of the Agreement, without penalty. The parties agree that the minimum license fee for any subsequent twelve month period will be * * *.

     B.  Software Development Kit (SDK) Fee:
         Empower Health Corporation will pay a one-time SDK fee of * * * to Multum.

     C.  Corporate Service and Support Fee:
         Empower Health Corporation will pay Multum a yearly service and support fee of * * * per year, beginning in year two of this Agreement.

     D.  Optional Service and Support Package Fee:
         If elected, Empower Health Corporation will pay Multum a yearly service and support fee of * * * per year.

     E. Multum has the option to change the fee schedule upon renewal of this Agreement with ninety (90) days' prior written notice to Empower Health Corporation.

     F. Multum reserves the right to conduct an independent audit of Empower Health Corporation's invoices and billing records relating to the Fees paid to or due to Multum under this Agreement for the sole purpose of establishing that the Fees paid to Multum by Empower Health Corporation are accurate. Multum may conduct such audits no more than quarterly. Each such audit shall be conducted during normal business hours upon reasonable notice to and agreement by Empower Health Corporation. Multum will be responsible for all costs and * * * expenses relating to each such audit. Empower Health Corporation will maintain records according to generally accepted accounting principles.

--------------------
* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.   PAYMENTS

     A. For years beginning one year from the Effective Date and beyond, applicable License Fees will be billed quarterly by Multum and will be due upon receipt. If required, based on the mutually agreed upon fees, Empower Health Corporation will present Multum with an aggregate number of licenses used at the end of each quarter and Multum will submit an invoice for that amount.

     B.  The SDK fee will be due thirty (30) days after the Effective Date.

     C. The Corporate Service and Support Package Fee will be billed quarterly and due upon receipt.

     D. If purchased, the Optional Corporate Service and Support Package Fee will be billed quarterly and due upon receipt.

                                   EXHIBIT A
                       Multum Information Services, Inc.
                         Basic SDK Software Components

For purposes of this Agreement, the SDK drug information services (the "Service") being offered to Empower Health Corporation are:

The SDK (Software Development Kit) provides extremely powerful development tools that offer drug knowledge bases and expert drug information to new or existing clinical information systems. Multum Information Services, Inc. ("Multum") has developed the SDK as a suite of flexible, modular components that can be embedded into clinical systems as distinct, functional components. It may be helpful to think of the SDK as a subsystem and the clinical information system into which it can be embedded as a parent application.

Multum provides development interfaces that easily blend into the native environment of the parent application. By designing subsystem components that fit smoothly into an existing software development environment, Multum products help to minimize the overall development costs. SDK comes equipped with fully referenced documentation in several programming languages and databases, all developed with a three-tiered distributed processing back-end. This API is supplied in C++ Class Libraries or OLE Automation servers.

SDK - Basic Clinical Components

Drug Component
 .  Provides clinician-friendly drug names.
 .  Allows customers to map external drug names to Multum knowledge bases.

Interactions - Drug-Drug & Drug-Food
 .  Checks for drug-drug and drug-food interactions against a patient's current medication regimen and against medications about to be ordered.
 .  Analyzes both active medications and those that might still be active in the patient (based on the drug's elimination half-life).
 . Provides a list of drugs involved when an interaction occurs, along with the level of severity of the interaction (minor, moderate, severe), a textual description of the interaction, and on-line references.
 . Provides recommended courses of action when appropriate within the textual information presented.

Drug Allergy Cross-Reactivity Checking
 . Provides allergy information checked against the patient's current drug regimen, against medications about to be ordered, and against the patient's allergy history.
 . Generates a cross-reaction warning for allergic cross-reactivides described in the medical literature that includes the drug or drug category involved, a textual description of the reaction, and one or more references for the cross-reaction.

Side Effects
 .  Provides side effect information in descending order of importance based on both severity and frequency of the side effect.
 . Provides side effect information in two levels; the first level consists of general side effect information organized by organ system and frequency; the second level of information, when available, incorporates greater detail including specific studies, case reports, their methodology, and the differences between study data.
 . Includes references to the primary medical literature and has key-word identifiers.

Pharmacology Information
 .  Provides a textual description of the pharmacological properties of a selected drug with primary literature references.
 .  Provides information regarding the chemical category. mechanism of action and indications (both labeled and non-labeled with appropriate identification).
 .  Includes references to the primary medical literature.

Pregnancy and Lactation Precautions
 . Identifies and describes both safe and unsafe use of the drug in pregnancy. . Provides, when appropriate, pregnancy warnings for drugs that are known to alter reproductive capabilities when taken by male patients.
 .  Provides lactation warning text that indicates both safe and unsafe use in lactating women.
 . Provides severity flags for two levels of severity and includes primary literature references.

Warnings
 . Provides a description of important warnings and contraindications (not otherwise addressed by Allergy Checking, Pregnancy and Lactation Precautions) for particular drugs.
 . No severity levels are provided. All presented warnings are considered significant.

Patient Education Leaflets
 .  Provides patient teaching information drug monographs in both 6th grade
   English and North American Spanish.
 .  Adheres to the FDA's 1996 MedGuide recommendations.
 .  Provides the ability to print or display Patient Education Leaflets with each drug order.
 .  Includes important side effect, drug interaction, and drug administration instructions.
 .  Allows customization and formatting of leaflets by end-user site.

Therapeutic Categories
 .  Provides a poly-hierarchical classification system for drugs.
 . Provides all therapeutic categories and sub-categories for each drug. . Provides all drugs for any given therapeutic category.

Article References
 .  Provides article references for all informational services offered--including
   Allergies, Pharmacology, Side Effects, Warnings, Pregnancy and Lactation Precautions, and Interactions.

 . Presented in the National Library of Medicine format with unique internal identifier.

Multum Information Services, Inc. retains all rights for determining what modifications, amendments or alterations ("Product Changes") shall be made to any or all of the Services. Any Product Changes shall be determined and made at Multum Information Service's sole discretion.

                                   EXHIBIT B
                   Description of Empower Health Corporation

                 To be provided by Empower Health Corporation

                                   EXHIBIT C
                               End-User Language

The Service is a service provided to you by Multum Information Services, Inc. ("Multum"). The Services and "Dr. Koop's Community" are separate products provided by separate entities.

Disclaimer of Warranties
THE CUSTOMER ACKNOWLEDGES THAT THE SERVICE AND ANY EQUIPMENT ARE PROVIDED ON AN "AS IS" BASIS. EXCEPT FOR WARRANTIES WHICH MAY NOT BE DISCLAIMED AS A MATTER OF LAW, MULTUM MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OR NATURE OF THE CONTENT OF THE SERVICE, WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

The CUSTOMER acknowledges that updates to the Service are at the sole discretion of Multum. Multum makes no representations or warranties whatsoever, express or implied, with respect to the compatibility of the Service, or future releases thereof, with any computer hardware or software, nor does Multum represent or warrant the continuity of the features or the facilities provided by or through the Service as between various releases thereof.

Any warranties expressly provided herein do not apply if: (i) the CUSTOMER alters, mishandles or improperly uses, stores or installs all, or any part, of the Service, (ii) the CUSTOMER uses, stores or installs the Service on a computer system which fails to meet the specifications provided by Multum, or
(iii) the breach of warranty arises out of or in connection with acts or omissions of persons other than Multum.

Assumption of Risk Disclaimer of Liability, Indemnity
THE CUSTOMER ASSUMES ALL RISK FOR SELECTION AND USE OF THE SERVICE AND CONTENT PROVIDED THEREON OR ANY EQUIPMENT FURNISHED IN CONNECTION THEREWITH. MULTUM SHALL NOT BE RESPONSIBLE FOR ANY ERRORS, MISSTATEMENTS, INACCURACIES OR OMISSIONS REGARDING CONTENT DELIVERED THROUGH THE SERVICE OR ANY DELAYS IN OR INTERRUPTIONS OF SUCH DELIVERY.

THE CUSTOMER ACKNOWLEDGES THAT MULTUM: (A) HAS NO CONTROL OF OR RESPONSIBILITY FOR THE CUSTOMER'S USE OF THE SERVICE OR CONTENT PROVIDED THEREON, (B) HAS NO KNOWLEDGE OF THE SPECIFIC OR UNIQUE CIRCUMSTANCES UNDER WHICH THE SERVICE OR CONTENT PROVIDED THEREON MAY BE USED BY THE CUSTOMER, (C) UNDERTAKES NO OBLIGATION TO SUPPLEMENT OR UPDATE CONTENT OF THE SERVICE, OR (D) HAS NO LIABILITY TO ANY PERSON FOR ANY DATA OR INFORMATION INPUT ON THE SERVICE BY THE CUSTOMER TO THE SERVICE.

MULTUM SHALL NOT BE LIABLE TO ANY PERSON (INCLUDING BUT NOT LIMITED TO THE CUSTOMER AND PERSONS TREATED BY OR ON BEHALF OF THE

CUSTOMER) FOR, AND THE CUSTOMER AGREES TO INDEMNIFY AND HOLD MULTUM HARMLESS FROM ANY CLAIMS, LAWSUITS, PROCEEDINGS, COSTS, ATTORNEY'S FEES, DAMAGES OR OTHER LOSSES (COLLECTIVELY, "LOSSES") ARISING OUT OF OR RELATING TO (A) THE CUSTOMER'S USE OF THE SERVICE OR CONTENT PROVIDED THEREON OR ANY EQUIPMENT FURNISHED IN CONNECTION THEREWITH AND (B) ANY DATA OR INFORMATION INPUT ON THE SERVICE BY CUSTOMER, IN ALL CASES INCLUDING BUT NOT LIMITED TO LOSSES FOR TORT, PERSONAL INJURY, MEDICAL MALPRACTICE OR PRODUCT LIABILITY. FURTHER, WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL MULTUM BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR DOWN TIME, EVEN IF MULTUM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, THE INFORMATION CONTAINED WITHIN THE SERVICE IS INTENDED FOR USE ONLY BY PHYSICIANS AND OTHER HEALTHCARE PROFESSIONALS WHO SHOULD RELY ON THEIR CLINICAL DISCRETION AND JUDGMENT IN DIAGNOSIS AND TREATMENT, AS BETWEEN THE CUSTOMER AND MULTUM, THE CUSTOMER HEREBY ASSUMES FULL RESPONSIBILITY FOR INSURING THE APPROPRIATENESS OF USING AND RELYING UPON THE INFORMATION IN VIEW OF ALL ATTENDANT CIRCUMSTANCES, INDICATIONS, AND CONTRAINDICTIONS.

Liability of Multum to the CUSTOMER
Under no circumstances shall Multum be liable to the CUSTOMER or any other person for any direct, indirect, exemplary, special or consequential damages arising out of or relating to the CUSTOMER'S use of or inability to use the Service or the Content of the Service provided thereon or any Equipment furnished in connection therewith. Multum's total liabilities in connection with this Agreement, whether arising under contract or otherwise, are limited to the fees received by Multum under this Agreement specifically relating to the CUSTOMER's service or product which is the subject of the claim.

                                       2